EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), entered into effective August 10, 2018 (the “Effective Date”), between PRA Health Sciences, Inc., a Delaware corporation (the “Company”) and Christopher L. Gaenzle (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to assure itself of the future services of the Executive and wishes the Executive to be employed by the Company, and the Executive is willing to enter into an agreement to that end, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.Employment

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be in the employ of the Company, on and subject to the terms and conditions of this Agreement.

2.Term

The period of this Agreement (the “Agreement Term”) shall commence on the Effective Date and shall continue until terminated in accordance with Section 6 hereof. Although Executive’s term of employment hereunder shall commence as of the Effective Date, the parties agree that Executive shall begin the performance of services for the Company on a future mutually agreed date based on Executive’s ability to work for the Company on an unrestricted basis (the “Commencement Date”).

3.Position, Duties and Responsibilities

Beginning on the Commencement Date:

(a)The Executive shall serve as, and with the title, office and authority of, Executive Vice President, Chief Administrative Officer, and General Counsel of the Company. The Executive shall also, from time to time as requested by the Company, hold similar titles, offices and authority with the Company’s subsidiaries and its successors.

(b)The Executive shall have all powers, authority, duties and responsibilities usually incident to the positions and offices of Executive Vice President, Chief Administrative Officer and General Counsel of the Company. The Executive shall report directly to the Company’s Chief Executive Officer.

(c)The Executive agrees to devote substantially all of his business time, efforts and skills to the performance of his duties and responsibilities under this Agreement; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods required for (i) participating in professional, educational, philanthropic, public interest, charitable, social or community activities, (ii) serving as a director or member of an advisory committee of any corporation or other entity that the Executive is serving on as of the Effective Date or, subject to prior approval of the Board of Directors of the Company (the “Board”), any other corporation or entity that is not in competition with the Company, or (iii) managing his personal investments; provided, further, that any such activities set forth in clauses (i) through (iii) above do not materially interfere with the Executive’s regular performance of his duties and responsibilities hereunder.

(d)The Executive shall perform his duties at the offices of the Company located in Raleigh, North Carolina, but from time to time the Executive may be required to travel to other locations in the proper conduct of his responsibilities under this Agreement.

4.Compensation and Benefits

In consideration of the services rendered by the Executive, during the Agreement Term the Company shall pay or provide the Executive the compensation and benefits set forth below.

(a)Salary. The Company shall pay the Executive a base salary (the “Base Salary”) equal to $525,000.00 per annum. The Base Salary will be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) no less frequently than annually for possible merit increases as the Compensation Committee deems appropriate. The Base Salary may not be reduced following the Effective Date. The Base Salary shall be paid in arrears in substantially equal installments at monthly or more frequent intervals, in accordance with the normal payroll practices of the Company.

(b)Annual Incentive Bonuses. The Company shall provide the Executive with the opportunity to earn an annual target bonus of $225,000.00 for each calendar year of the Company, beginning in the year of the Executive’s Commencement Date, as determined by the Compensation Committee in its discretion (the “Annual Bonus”). The amount, if any, of such Annual Bonus shall be determined based upon the Company’s and/or the Executive’s attainment of reasonable performance goals approved by the Compensation Committee in its sole discretion. Each such Annual Bonus shall be payable on such date or dates as is determined by the Compensation Committee. Notwithstanding any other provision of this Section 4(b), no bonus shall be payable pursuant to this Section 4(b) unless the Executive remains continuously employed with the Company through the applicable bonus payment date. Any Annual Bonus hereunder shall otherwise be payable under the terms of the Company’s annual bonus program for its senior officers.

(c)Benefits and Perquisites. The Executive will participate in all executive compensation plans, including cash-based long-term incentive plans, and in the same benefits and perquisites maintained by the Company for senior executives, on terms that are no less favorable than for other senior executives of the Company.

5.Equity Incentives

During the Agreement Term, the Executive will be eligible for such equity incentive awards under the PRA Health Sciences, Inc. 2018 Stock Incentive Plan (the “Plan") (or any successor plan), as the Compensation Committee shall determine in its discretion. The Compensation Committee has approved the grant of non-qualified stock options and shares of restricted stock as of the Effective Date. The amount and terms of such grants have been separately communicated to Executive.

6.Termination of Employment

    The Agreement Term will be terminated upon the occurrence of any of the following events:

(a)Resignation for Good Reason. The Executive may voluntarily terminate his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following:

(i)Any material breach of this Agreement by the Company (where the Company fails to cure such breach within ten (10) business days after being notified in writing by the Executive of such breach);

(ii)The material diminution, without the Executive’s written consent, of the Executive’s position, title, authority, duties or responsibilities as indicated in the Employment Agreement, or the appointment of any other person, without the Executive’s written consent, to perform any material part of such duties, including without limitation, the failure of the Executive to have such duties and responsibilities with respect to the acquiring entity following a Change in Control (as defined below); or

(iii)Any required relocation of the Executive’s principal place of employment by more than 50 miles;

(iv)The failure by the Company to obtain the assumption in writing of its obligation to perform under this Agreement by any successor to all or substantially all of the assets of the Company.

The Executive may terminate his employment for Good Reason by providing the Company thirty (30) days’ written notice, or ten (10) days’ written notice in the case of a breach set forth in clause (i) above, setting forth in reasonable specificity the event that constitutes Good Reason, within ninety (90) days of the occurrence of such event.

During such applicable advance notice period, the Company shall have the opportunity to cure (if curable) the event that constitutes Good Reason, and if not cured within such period, the

Executive’s termination will be effective upon the expiration of such cure period. For purposes of this Agreement, “Change in Control” shall be as defined under the Plan on the date of the Change in Control or as defined under the Plan on the date hereof, whichever is more favorable to the Executive.

(b)Resignation without Good Reason. The Executive may voluntarily terminate his employment hereunder for any reason at any time upon 90 days’ written notice to the Company, including for any reason that does not constitute Good Reason.

(c)Termination for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Executive shall be considered to be terminated for “Cause” only upon the occurrence of any of the following:

(i)A material breach of this Agreement by the Executive (where the Executive fails to cure such breach within ten (10) business days after being notified in writing by the Company of such breach);

(ii)The Executive’s willful refusal (except where due to a physical or mental incapacity) to substantially perform his material duties with respect to the Company which continues beyond ten (10) days after a written demand for substantial performance is delivered to the Executive by the Company;

(iii)The Executive engaging in or causing an act of willful misconduct that has a material adverse impact on the reputation, business, business relationships or financial condition of the Company;

(iv)The Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, or any crime involving moral turpitude not involving a traffic offense; or

(v)The Executive’s willful refusal to perform the specific lawful directives of the Board which are consistent with the scope of the Executive’s duties and responsibilities hereunder;

provided, however, that no action taken by the Executive in the reasonable, good faith belief that it was in the best interest of the Company shall be treated as a basis for termination of the Executive’s employment for Cause under clause (i) above, and no failure of the Executive or the Company to achieve performance goals, alone, shall be treated as a basis for termination of the Executive’s employment for Cause under clause (ii) or (v) above.

(d)Termination without Cause. The Board shall have the right to terminate the Executive’s employment hereunder other than for Cause at any time, subject to the consequences of such termination as set forth in this Agreement.

(e)Disability. The Executive’s employment hereunder shall terminate upon his Disability. For purposes of this Agreement, “Disability” shall mean the Executive is eligible for disability payments under the Company’s long-term disability plan as in effect on the date hereof.

(f)Death. The Executive’s employment hereunder shall terminate upon his death.

7. Compensation Upon Termination of Employment

In the event the Executive’s employment by the Company is terminated during the Agreement Term, the Executive shall be entitled to the severance payments and benefits specified below:

(a)Resignation for Good Reason; Termination without Cause. In the event the Executive voluntarily terminates his employment hereunder for Good Reason or is terminated by the Company other than for Cause, the Company shall pay the Executive and provide him with the following:

(i)Accrued Obligations. The Company shall pay and provide the Executive with his Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” shall consist of the following: (A) accrued and unpaid Base Salary and accrued and unused paid time off through the date of termination; (B) any accrued but unpaid annual bonus with respect to any completed fiscal year of the Company which has ended prior to the date of termination (except upon an involuntary termination for Cause or the existence of Cause is found following a voluntary termination); (C) all accrued and vested benefits under employee pension (including 401(k)) and welfare plans in which the Executive participates, in accordance with applicable plan terms; and (D) unreimbursed business expenses incurred through the termination date, in accordance with Company business expense reimbursement policy.

(ii)Severance Payment. The Company shall pay the Executive an amount equal to the sum of the Executive’s annual Base Salary and an amount equal to the Target Bonus Amount for the calendar year immediately preceding the date of the termination of employment (such sum hereinafter defined as the “Severance Amount”). The Severance Amount shall be paid over twelve (12) calendar months, in arrears in substantially equal installments at monthly or more frequent intervals and in accordance with the normal payroll practices of the Company, commencing on the Payment Date (defined below in Section 22(c)).

(iii)Equity Rights. The vesting and exercisability of any outstanding stock options or other equity awards held by the Executive at the time of termination of employment will be governed by the terms of such awards.

(iv)Company-Paid Continuation Coverage. Following the date of the Executive’s termination of employment, the Executive and his eligible dependents shall be entitled to continue participating in the Company’s group medical, dental, and other health benefit coverages as required under the health care continuation requirements of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”). Such coverages shall be provided to the Executive and his eligible dependents for the 12-month period following the date of the Executive’s termination of employment (the COBRA Period”) with the same employee cost-sharing as is provided to employees of the Company generally during this 12-month period; provided, however, that if (i) the Company providing any payment or benefit pursuant to this Section 7(a)(iv) would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties under, the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, the parties agree to reform this Section 7(a)(iv) in such manner as is necessary to comply with PPACA, or (ii) the Company is otherwise unable to continue to cover the Executive under its group medical, dental, and other health benefit coverages, or is unable to do so on a pre-tax basis, then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof) (the “Company-Paid Continuation Coverage”).

(b)Resignation without Good Reason; Termination for Cause; Death; Disability. In the event the Executive voluntarily terminates his employment hereunder other than for Good Reason, is terminated by the Company for Cause, or is terminated on account of death or Disability, the Company shall have no obligations to the Executive under this Agreement other than to pay the Executive and provide him with any Accrued Obligations. The vesting and exercisability of any outstanding stock options or other equity awards held by the Executive at the time of any such termination of employment will be governed by the terms of such awards.

8.Change in Control

In the event that the employment of the Executive is terminated on or prior to the expiration of the one-year period immediately following a Change in Control either (a) by the Executive for Good Reason or (b) by the Company other than for Cause: (i) in lieu of the Severance Amount payable pursuant to Section 7(a)(ii) hereof, the Executive will be entitled to a lump-sum payment on the Payment Date equal to two times the Severance Amount (as calculated under Section 7(a)(ii) hereof); and (ii) in lieu of the Company-Paid Continuation Coverage being provided for twelve (12) months pursuant to Section 7(a)(iv) hereof, the Executive will be entitled to Company-Paid Continuation Coverage for twenty-four (24) months following termination of employment.

9.Effect of Excise Tax and Limit on Golden Parachute Payments.

(a)Contingent Reduction of Parachute Payments. If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any of its subsidiaries or any other person or entity to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (each, a “Payment”, and collectively, the “Payments”) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”)

(such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, the “Excise Tax”), then the Executive will receive the greatest of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (1) the Payments or (2) one dollar less than the amount of the Payments that would subject the Executive to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount, then the reduction will be determined in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to the Executive, until the reduction is achieved. Any reductions pursuant to this Section shall be made in a manner intended to be consistent with the requirements of Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidelines that may be issued after the Effective Date (“Section 409A”).

(b)Determination of the Payments. All determinations required to be made under this Section, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(c)Adjustments.    As a result of the uncertainty in the application of Section 4999 of the Code at the time of a determination hereunder, it is possible that Payments will be made which should not have been made under clause (a) of this Section (“Overpayment”) or that additional Payments which are not made pursuant to clause (a) of this Section should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f) (2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive, together with interest at the applicable Federal rate provided for in Section 7872(f) (2) of the Code.

(d)Consultation. The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section and the application of Sections 4999 and 409A of the Code; provided, that neither the Company nor any of its subsidiaries, employees or representatives shall have any liability to the Executive with respect thereto.

10.No Mitigation

The Executive shall not be required to seek other employment or to reduce any severance payment or benefit payable to him under Section 7 or 8 hereof, and no such severance benefit shall be reduced on account of any compensation received by the Executive from other employment.

11.Release

Notwithstanding any other provision of this Agreement, all payments and benefits provided under Section 7(a)(ii) and (iv) or Section 8 hereof, as applicable, shall be conditioned upon the Executive executing and honoring a release of claims in favor of the Company in the Company’s standard form for Company officers in accordance with Section 22(c) hereof (the “Release”).

12.Tax Withholding

All compensation payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

13.Restrictive Covenants

(a)Covenant Not to Disclose Confidential Information. The Executive acknowledges that during the course of his affiliation with the Company he will have access to and knowledge of certain information and data which the Company considers confidential and the release of such information or data to unauthorized persons would be extremely detrimental to the Company. As a consequence, the Executive hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after his employment with the Company, he will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct his duties hereunder, provided the Executive is acting in good faith and in the best interests of the Company, or as may be required by law or judicial process or as provided below in Section 13(f). The Executive will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied. The Executive will promptly return to the Company all Confidential Information in the Executive’s possession or under the Executive’s control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Executive’s relationship with the Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof the term “Confidential Information” shall mean any information or data used by or belonging or relating to the Company or any of its subsidiaries or affiliates that is not known generally to the industry and which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets, proprietary data and information relating to the

Company’s business and products, price lists, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designs, financial information, whether or not reduced to writing, or information or data which the Company advises the Executive should be treated as confidential information.

(b)Covenant Not to Compete. The Executive acknowledges that he will establish favorable relations with the customers, clients and accounts of the Company and will have access to Confidential Information and trade secrets of the Company. Therefore, in consideration of such relations and to further protect Confidential Information and trade secrets, directly or indirectly, of the Company, the Executive agrees that, at all times during his employment by the Company and for a period of twelve (12) months from the date of termination of the Executive, the Executive will not, directly or indirectly, without the express written consent of the Company:

(i)within (A) the country, region of the country, state, and/or surrounding states in which the Executive’s office with the Company was located at the time of the Executive’s termination, or (B) fifty (50) miles of the location of the Executive’s office with the Company at the time of Executive’s termination, be engaged as or employed by or provide services or advice to a Competing CRO (as defined below), whether as owner, manager, officer, director, employee, consultant or otherwise (1) provide products or services that are the same or substantially similar to the products and services provided by the Company and its affiliates or (2) perform duties and responsibilities that are the same or substantially related to the duties and responsibilities that the Executive performed for the Company at any time during the twenty-four (24) months prior to the Executive’s termination. “Competing CRO” means any entity (and its respective affiliates and successors) that competes with the Company and its affiliates in the provision of Customer Services (as defined below). “Customer Services” means any product or service provided by the Company and/or its affiliates to a third party for remuneration, including, but not limited to on a contract or outsourced basis, assisting pharmaceutical or biotechnology companies in developing and taking drug compounds, biologics, and drug delivery devices through appropriate regulatory approval processes, and/or recruiting, staffing and placement of personnel in the areas of clinical research, medical writing, biostatistics and programming, in each case (A) during the period of the Executive’s employment with the Company, or (B) about which the Executive has knowledge and that which the Executive had knowledge that the Company and/or its affiliates will provide or has contracted to provide to third parties during the twelve (12) months following the Agreement Term;

(ii)Whether as owner, manager, officer, director, employee, consultant or otherwise, solicit the business of, or accept business from any Customer (as defined below) of the Company and/or its affiliates, unless the business being solicited or accepted is not in competition with or substantially similar to the business of the Company and/or its affiliates. For the purposes of this Section 13(b), “Customer” means any person or legal entity (and its subsidiaries, agents, employees and representatives) about whom the Executive has acquired information during the period of the Executive’s employment with the Company through the end of the Agreement Term and as to whom the Executive has knowledge that the Company and/or its affiliates has provided or does provide services at any time upon, or during the twenty-four (24) months prior to, the Executive’s termination, or will during the twelve (12) months following the Agreement Term provide services; or

(iii)(A) solicit or induce (or attempt to solicit or induce) to leave the employ of the Company or any of its affiliates for any reason whatsoever any person employed by the Company or any of its affiliates at the time of the act of solicitation or inducement, including by (1) identifying for any third party employees of the Company or any of its affiliates who have special knowledge concerning the processes, methods or confidential affairs of the Company and/or its affiliates or (2) commenting about the quality of work, special knowledge, compensation, skills or personal characteristics of any employee of the Company or any of its affiliates to any third party or (B) hire any person who was employed by the Company or any of its affiliates at the time of the Executive’s termination or at any time during the six months prior to the Executive’s termination.

(c)Non-Disparagement. At all times during the Agreement Term and thereafter, neither the Executive nor the Company’s directors or executive officers shall express any opinions or views or knowingly take any other actions that are intended to adversely affect the business reputation or goodwill of the other party.

(d)Specific Performance. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Executive contained in paragraphs (a), (b) or (c) hereof, and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company and each of its successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach and, in addition thereto, the Executive shall pay to the Company all ascertainable damages, including costs and reasonable attorneys’ fees sustained by the Company by reason of the breach or threatened breach of said covenants and assurances. The obligations of the Executive and the rights of the Company, its successors and assigns under this Section 13 shall survive the termination of this Agreement for the periods set forth above. The covenants and obligations of the Executive set forth in this Section 13 are in addition to and not in lieu of or exclusive of any other obligations and duties of the Executive to the Company, whether express or implied in fact or in law. In addition, the Executive further acknowledges that if he breaches any provision of this Section 13 following his termination of employment with the Company, the Executive will forfeit the right to any unpaid severance or other payments under this Agreement. For purposes of this Section 13, “Company” shall include all subsidiaries of the Company.

(e)Potential Unenforceability of Any Provision.     If a final judicial determination is made that all or any portion of any provision of this Agreement is an unenforceable restriction against the Executive in any jurisdiction, such provision, or portion thereof, shall be rendered void, but only to the extent that such judicial determination finds such provision, or portion thereof, unenforceable and only in such jurisdiction and such unenforceable provision, or portion thereof, shall automatically be reconstituted in such jurisdiction, whether as to duration, scope or otherwise, in a manner that is, to the maximum degree or level permitted, enforceable under the laws of such jurisdiction and as so reconstituted, shall become a part of this Agreement, effective as of the Effective Date.
(f)Certain Permissible Disclosures and Communications. Nothing in this Agreement, including this Section 13, shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. The Executive hereby confirms that the Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will the Executive be authorized to disclose any information covered by the Company’s attorney-client privilege or the Company’s attorney work product (i) without prior written consent of the Company’s General Counsel or other officer designated by the Company, or (ii) unless such disclosure of that information would otherwise be permitted pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise under applicable law or court order.

10.Indemnification

To the fullest extent permitted by the indemnification provisions of the Certificate of Incorporation and Bylaws of the Company in effect as of the date of this Agreement, and the indemnification provision of the laws of the jurisdiction of the Company’s incorporation in effect from time to time, the Company shall indemnify the Executive as a director, senior officer or employee of the Company against all liabilities and reasonable expenses that may be incurred in any threatened, pending or completed action, suit or proceeding, and shall pay for the reasonable expenses incurred by the Executive in the defense of or participation in any such action, suit or proceeding to which the Executive is a party because of his service to the Company. The rights of the Executive under this indemnification provision shall survive the termination of employment with respect to events occurring prior to termination of employment on a basis not less favorable than is provided for any other officer of the Company (other than the Chief Executive Officer). In addition, during the Agreement Term and thereafter, the Executive will be covered by Director and Officer insurance maintained by the Company for present and past executives on a basis that is no less favorable than for any other officer the Company (other than the Chief Executive Officer).

11.Successors

(a)This Agreement shall be binding upon and shall inure to the benefit of the Company and each of its successors and any person, firm, corporation or other entity which succeeds to all or substantially all of the business, assets or property of the Company. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 15 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s designated beneficiary or, if there be no such designated beneficiary, to the legal representatives of the Executive’s estate.

10.No Assignment

Except as to withholding of any tax under the laws of the United States or any other country, state or locality, neither this Agreement nor any right or interest hereunder nor any amount payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind by the Executive or the beneficiaries of the Executive or by his legal representatives without the Company’s prior written consent, nor shall there be any right of set-off or counterclaim in respect of any debts or liabilities of the Executive, his beneficiaries or legal representatives, except in the case of termination of employment for Cause (other than with respect to any set-off on nonqualified deferred compensation that is subject to Section 409A); provided, however, that nothing in this Section 16 shall preclude the Executive from designating a beneficiary to receive any benefit payable on his death, or the legal representatives of the Executive from assigning any rights hereunder to the person or persons entitled thereto under his will or, in case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.

11.Entire Agreement

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and, except as specifically provided herein, cancels and supersedes any and all other agreements between the parties with respect to the subject matter hereof, including but not limited to the Prior Agreement. Any amendment or modification of this Agreement shall not be binding unless in writing and signed by the Company and the Executive.

12.Severability

In the event that all or any portion of any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.

13.Notices

All notices which may be necessary or proper for the Company or the Executive to give to the other shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by air courier, to the Executive at the address of the Executive on file with the Company (or such other address as the Executive may designate by written notice to the Company) and shall be sent in the manner described above to the Chief Executive Officer of the Company at the Company’s principal executives offices at 4130 ParkLake Avenue, Suite 400, Raleigh, North Carolina 27612 or delivered by hand to the Chief Executive Officer of the Company, and shall be deemed given when sent, provided that any notice required under Section 6 hereof shall be deemed given only when received. Any party may, by like notice to the other party, change the address at which she or they are to receive notices hereunder.

14.Governing Law

This Agreement shall be governed by and enforceable in accordance with the laws of the State of North Carolina, without giving effect to the principles of conflict of laws thereof.

15.Arbitration

Except to the extent that injunctive relief is sought for any breach of restrictive covenants, any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be settled by binding arbitration in Raleigh, North Carolina, in accordance with the rules of the American Arbitration Association then in effect, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party will pay one-half of the arbitration expenses and his or its own legal fees and costs; provided, in any dispute after a Change in Control, the Company (or successor) will pay all arbitration fees, and all of the Executive’s reasonable legal expenses if the Executive prevails on at least one material issue in dispute, as determined by the arbitrator. Notwithstanding any other provision of this Agreement, obligations of the parties under this Section 21 shall survive any termination of employment.

16.Section 409A

(a)General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (b) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. Notwithstanding anything herein to the contrary, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents and neither the Company nor any of its affiliates shall be liable for any additional tax, interest, or penalties that may be imposed on the Executive as a result of Section 409A or any damages for failing to comply with Section 409A (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A).

(b)Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 7 or 8 unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, the Executive’s right to receive any installment payments or benefits pursuant to Section 7(a) shall be treated as a right to receive a series of separate and distinct payments within the meaning of Section 409A; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding anything in this Agreement to the contrary, if the Executive is deemed by the Company at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A and to the extent delayed commencement of any portion of the payments to which the Executive is entitled under this Agreement is required in order to avoid subjecting the Executive to additional tax or interest (or both) under Section 409A, then any such payment shall not be provided to the Executive prior to the earlier of (A) the expiration of the six (6) month period measured from the date of the separation from service or (B) the date of the Executive’s death. Upon the first business day following the expiration of the applicable period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Executive (or, if applicable, the Executive’s estate, heirs or legal representatives), and any remaining payments due to the Executive under this Agreement shall be paid as otherwise provided herein.

(c)Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are subject to the Executive’s execution and delivery of a Release as provided under this Agreement: (i) the Company shall deliver the Release to the Executive within ten (10) business days following the date of Executive’s termination of employment, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release; (ii) if the Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, the Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release; and (iii) in any case where the date of Executive’s termination of employment and the Release Expiration Date fall in two separate taxable years, any payments required to be made to the Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 22(c), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Executive, or, in the event that the Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. The “Payment Date” for any payments due under this Agreement as a result of the Executive’s termination of employment shall be the first payroll date following the date that the Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments that are delayed pursuant to Section 22(c)(iii), the first payroll date to occur in the subsequent taxable year, if later.

10.Counterparts

This Agreement may be executed in counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Christopher L. Gaenzle
Christopher L. Gaenzle

PRA Health Sciences, Inc.

/s/ Colin Shannon
By: Colin Shannon
Title: Chairman, President and CEO